                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

                       Under the Securities Act of 1934

                        (Amendment No. _____________)*


                     FLEMINGTON PHARMACEUTICAL CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $ .01 par value
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  339280 10 9
                          ---------------------------
                                (CUSIP Number)

------------------------------                        ------------------------
CUSIP NO. 339280 10 9                   13G           Page  2  of  5  Pages
          -----------
------------------------------                        ------------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John J. Moroney
         ###-##-####
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [_]
                                                                     (b) [_]

------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    800,000
                          ----------------------------------------------------
 NUMBER OF SHARES EACH    6         SHARED VOTING POWER
      BENEFICIALLY
                                    73,080
                          ----------------------------------------------------
        OWNED BY          7         SOLE DISPOSITIVE POWER
 REPORTING PERSON WITH
                                    800,000
                          ----------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    73,080
------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          873,080

------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                          [_]
------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          22.5%
------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
------------------------------------------------------------------------------

Item 1.

(a)      Name of Issuer:   Flemington Pharmaceutical Corporation

(b)      Address of Issuer's Principal Executive Offices:

                 43 Emery Avenue, Flemington, New Jersey 08822



Item 2.

(a)      Name of Person Filing:             John J. Moroney

(b)      Address:                           44 Rugen Drive, Harrington Park,
                                            New Jersey 07640

(c)      Citizenship:                       U.S.A.

(d)      Title of Class of Securities:      Common Stock, $.01 par value

(e)      CUSIP Number:                      339280 10 9



Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: Not Applicable.

               (a) [ ] Broker or Dealer registered under Section 15 of the Act

               (b) [ ] Bank as defined in section 3(a)(6) of the Act

               (c) [ ] Insurance Company as defined in section 3(a)(19) of the act

               (d) [ ] Investment Company registered under section 8 of the Investment Company Act

               (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

               (g) [ ] Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G)

               (h) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)



Item 4.  OWNERSHIP



(a)      Amount Benefically Owned:   873,080

(b)      Percent of Class:           22.5%

(c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: 650,000

          (ii) shared power to vote or to direct the vote: 223,080

          (iii) sole power to dispose or to direct the disposition of: 650,000

          (iv) shared power to dispose or to direct the disposition of: 223,080



Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, checkthe following [ ].



Item 6.  OWNERSHIP OF MORE THAT FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
Not Applicable.



Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable.



Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
Not Applicable.



Item 9.  NOTICE OF DISSOLUTION OF GROUP:  Not Applicable.



Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct



                                                 March 9, 1998
                                        -------------------------------
                                                    (date)


                                              /s/ John J. Moroney
                                       --------------------------------
                                                   Signature


                                    John J. Moroney, Chairman of the Board
                                    --------------------------------------
                                                  Name/Title